Exhibit 99.1

ATSI Reports 2nd Quarter FY2010 Results

36% Sequential Quarter over Quarter Gross Profit Improvement

SAN ANTONIO, TX — March 16, 2010 — ATSI Communications, Inc. (OTCBB: ATSX) today announced financial results for the second quarter ended January 31, 2010. The Company reported revenue of $4.9 million and gross profit of $382,000 for the 2nd quarter. Compared to the immediately preceding quarter, gross profit increased by 36% and SG&A was reduced by 15% resulting in a significant improvement in operating and net income (loss). As anticipated, the Company produced positive cash flow from operations for the month of January 2010. Adjusted for non-cash items, non-GAAP net loss for the second fiscal quarter of 2010 was $13,000 vs. $172,000 for the first fiscal quarter. The Company incurred $85,000 in non-cash expenses during the quarter ended January 31, 2010 which included depreciation, amortization, interest, and stock based compensation.

Arthur L. Smith, CEO of ATSI, stated, "We are pleased to report significant improvements to our gross profit and bottom line. Our efforts over the past several months, including cost cutting measures, were rewarded by producing positive cash flow from operations in January. We continued experiencing this trend well into our 3rd quarter and expect our continued policy of strict expense control combined with increases in gross profit will result in continued financial improvements for the remainder of the fiscal year."

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principals, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI's management believes the non-GAAP financial information provided in this release is useful to investors' understanding and assessment of ATSI's on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net loss reported in accordance with GAAP to net loss before non-cash items.

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc. Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America. Through Digerati's partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management's expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release. The risks and uncertainties include, but are not limited to, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended January 31,
	2010	2009
OPERATING REVENUES:
VoIP services	$4,897	$5,454

Total operating revenues	4,985	7,136

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	4,515	4,984
Selling, general and administrative expense (exclusive of legal and professional fees)	357	529
Legal and professional fees	41	102
Bad debt expense	-	21
Depreciation and amortization expense	44	42
Total operating expenses	4,957	5,678

OPERATING LOSS	(60)	(224)

OTHER INCOME (EXPENSE):
Gain on early extinguishment of debt	-	-
Investment loss	-	(12)
Interest expense	(38)	(59)
Total other expense	(38)	(71)

NET INCOME (LOSS)	(98)	(295)

Net loss applicable to noncontrolling interest	-	-

NET INCOME (LOSS) TO COMMON STOCKHOLDERS	$(98)	$(295)

BASIC INCOME (LOSS) PER SHARE TO COMMON STOCKHOLDERS	$(0.00)	$(0.01)
DILUTED INCOME (LOSS) PER SHARE TO COMMON STOCKHOLDERS	$(0.00)	$(0.01)

WEIGHTED AVERAGE BASIC COMMON SHARES OUTSTANDING	45,504,120	40,232,194
WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	45,504,120	40,232,194

NET INCOME (LOSS) TO COMMON STOCKHOLDERS, as reported:	$(98)	$(295)

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash stock-based compensation, employees	3	67
Bad debt expense (recovery)	-	21
Depreciation and amortization	44	42
Investment loss	-	12
Interest expense	38	59
MINUS:
Gain on early extinguishment of debt	-	-
Net loss applicable to noncontrolling interest	-	-

NET INCOME (LOSS) TO COMMON STOCKHOLDERS
EXCLUDING NON-CASH ITEMS:	$(13)	$(94)